Exhibit 1.02

Whirlpool Conflict Minerals Report

Whirlpool Corporation

Conflict Minerals Report

For the year ended December 31, 2013

Section I: Introduction

A. Section 1502 of the Dodd-Frank Act

Pursuant to Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Act”), the Securities and Exchange Commission (the “SEC’) adopted a rule imposing reporting requirements on issuers if their products contain metals derived from minerals defined as “conflict minerals,” which currently include cassiterite (the metal ore from which tin is extracted), columbite-tantalite (which is the metal ore from which tantalum is extracted), wolframite (which is the metal ore used to produce tungsten), and gold. Other minerals may be added at the discretion of the United States Secretary of State. These minerals – tin, tantalum, tungsten and gold – are referred to collectively herein as “3TG” or “3TG minerals”.

Section 1502 of the Act is intended to discourage funding for armed conflict in the Democratic Republic of Congo and adjoining countries (“DRC Zone”), where some of the world’s supply of 3TG is mined. The SEC’s conflict minerals rule requires all companies subject to reporting under the Securities Exchange Act of 1934 to determine whether any of their products contain 3TG minerals necessary to the functionality or production of the products they manufacture or contract to manufacture. If a company’s products do contain 3TG minerals, the company must file a Form SD annually and conduct a reasonable country of origin inquiry (“RCOI”) regarding the source of those 3TG minerals. If as a result of its RCOI, the company knows or has reason to believe its 3TG minerals were sourced from the DRC Zone and are not from recycled or scrap sources, the company must file as an exhibit to its Form SD a Conflict Minerals Report (“Report”) describing the company’s measures to determine the source and chain of custody of any 3TG minerals in those products.

B. Whirlpool and Conflict Minerals

Whirlpool Corporation, the world’s leading global manufacturer and marketer of major home appliances, was incorporated in 1955 under the laws of Delaware as the successor to a business that traces its origin to 1898. Whirlpool manufactures products in 11 countries and markets products in nearly every country around the world under brand names such as Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Bauknecht, Brastemp and Consul. Whirlpool’s reportable segments consist of North America, Latin America, EMEA (Europe, Middle East and Africa) and Asia. As of December 31, 2013, Whirlpool had approximately 69,000 employees. Whirlpool maintains an internet website at www.whirlpoolcorp.com. A copy of this Report can be found at www.whirlpoolcorp.com/responsibility/supplier_code_of_conduct.aspx.

Whirlpool Conflict Minerals Report

As used in this Report, and except where the context otherwise requires, “Whirlpool,” “we,” “us,” and “our” refer to Whirlpool Corporation and its consolidated subsidiaries.

Whirlpool manufactures and markets a full line of major home appliances and related products. Our principal products are laundry appliances, refrigerators and freezers, cooking appliances, dishwashers, mixers and other portable household appliances. We also produce hermetic compressors for refrigeration systems. We undertook the due diligence measures outlined below and found that we have insufficient information regarding whether our products contain 3TG minerals that directly or indirectly financed or benefited armed groups in the DRC Zone.

Section II: Conflict Minerals Due Diligence

A. RCOI and Due Diligence Framework

Whirlpool is committed to complying with federal laws and regulations requiring disclosure of the use of conflict minerals. We developed a conflict mineral due diligence framework that conforms with the internationally recognized due diligence framework developed by the Organisation for Economic Co-operation and Development (“OECD”) titled “OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas.” Our conflict minerals due diligence framework is based on the following steps: plan and implement management systems; assess supply chain risk; design and institutionalize risk management strategy; and publicly report on our supply chain due diligence.

Plan and Implement Management Systems

To ensure that our conflict minerals due diligence and management systems address risks associated with 3TG minerals from the DRC Zone, we developed and published a Conflict Minerals Policy Statement (the “Policy Statement”) and began establishing internal management systems to support supply chain due diligence. The Policy Statement was made available at www.whirlpoolcorp.com/responsibility/supplier_code_of_conduct.aspx and communicated to involved internal parties.

We established and continue to enhance an internal management system where senior management having the necessary expertise, knowledge and experience oversees the supply chain due diligence process. In establishing our systems, we participated in a number of industry association groups aligned with our businesses, such as the National Association of Manufacturers and Manufacturers Alliance for Productivity and Innovation.

Whirlpool established its Conflict Minerals Steering Committee (the “Steering Committee”) comprised of representatives from multiple internal organizations, including Procurement, Legal, Communication, Global Information Systems, Internal Audit, and our Controller’s Office. The Steering Committee consists of, among others, certain members of the Company’s Executive

Whirlpool Conflict Minerals Report

Committee, which is a committee comprised of the Company’s executive leadership. The Steering Committee meets regularly to develop strategic plans to achieve compliance with the conflict minerals regulation. The Steering Committee is supported by a global Project Management Organization (“PMO”), which includes representatives from each of Whirlpool’s reportable segments.

The PMO is responsible for carrying out the compliance program in accordance with the strategy developed by the Steering Committee.

Whirlpool incorporated conflict minerals requirements into its Supplier Code of Conduct located at https://suppliers.whirlpool.com/pub/Suppliercodeofconduct.html.

B. RCOI and Due Diligence Measures

Assess Supply Chain Risk

Whirlpool identified the risks in its product supply chain by using a global risk-based scoping approach to assess the likelihood of 3TG mineral presence in commodities, parts or components included in its products — laundry appliances, refrigerators and freezers, cooking appliances, dishwashers, mixers and other portable household products, and hermetic compressors for refrigeration systems — manufactured in calendar year 2013 and in all reporting segments. The global scoping approach considered Whirlpool-manufactured products, contract to manufacture products, licensed products, and service parts. In addition, Whirlpool also assessed joint venture relationships.

Based on our risk assessment using this global scoping approach, we identified suppliers whose products we considered in-scope and subject to the Reasonable Country of Origin Inquiry (“RCOI”). In light of the complexity of our products and supply chain, Whirlpool attempted to identify the sources of 3TG minerals used in our products first through communications with suppliers of commodities, parts or components that were determined to have a higher likelihood of containing 3TG minerals. Suppliers of commodities, parts or components deemed to have medium likelihood and low likelihood of containing 3TG minerals will be surveyed in 2014 and 2015.

We defined our strategy and developed guidelines and procedures to conduct RCOI and due diligence on suppliers of commodities, parts and components that were determined to have a higher likelihood of containing 3TG minerals to respond to risks identified through our scoping approach. We used the Conflict Minerals Reporting Template (“Template”) issued by the Electronic Industry Citizenship Coalition and Global e-Sustainability Initiative (EICC-GeSI) and a survey tool to facilitate our due diligence efforts. The Template includes questions regarding the necessity of 3TG minerals to product functionality or production, the origin of such 3TG minerals (DRC Zone or other), whether such 3TG minerals came from recycled or scrap sources, and whether smelters have been validated as compliant in accordance with the conflict-free smelter program.

Whirlpool Conflict Minerals Report

Whirlpool sent communication letters to notify the suppliers of the RCOI and due diligence efforts, the revisions to the Supplier Code of Conduct, and Whirlpool’s expectations from the suppliers. Subsequently, Whirlpool requested those suppliers to complete the Template according to the instructions we provided. The suppliers who responded provided information broadly on the smelters and refiners that each supplier utilized in its supply chain (a total of 197 smelters and refiners that had an associated smelter ID in the Template), but did not provide information that allowed us to trace these smelters and refiners to a particular Whirlpool product. We continue to follow up with certain identified suppliers, as further outlined below.

Whirlpool’s approach is to follow up and collect detailed information from the suppliers who reported 3TG minerals originating in the DRC Zone. This approach includes inquiring of such suppliers to provide information on all smelters where the 3TG minerals were refined, the mine or location where the 3TG minerals originated, whether they performed due diligence procedures for non-certified smelters, whether the 3TG minerals were included in supplies provided to Whirlpool, and whether the 3TG minerals financed or benefited armed groups in the DRC Zone. For the 2013 calendar year, we did not receive sufficient information from the limited responses by suppliers that acknowledged using 3TG originating in the DRC Zone to allow us to trace the minerals processed by the smelters and refiners utilized by our suppliers to a particular Whirlpool product. We are currently following our due diligence procedures to obtain additional information to identify the smelter and mine locations for 3TG minerals used in our products and whether the 3TG minerals benefited armed groups in the DRC Zone.

Design and Institutionalize the Due Diligence Process

We designed guidelines and procedures to be followed if Whirlpool identified risks that a supplier sources 3TG minerals from the DRC Zone. Once an in-scope supplier has responded in its Template response that it might be sourcing 3TG minerals from the DRC Zone, we implement our follow-up procedures to collect more detailed information from that supplier. These procedures include inquiring of such suppliers whether they provided information on all smelters where 3TG minerals are sourced, whether they performed due diligence procedures for non-certified smelters, and whether they were able to determine if 3TG minerals financed or benefited armed groups.

In addition, Whirlpool has begun institutionalizing the conflict minerals compliance program by developing a standard operating procedure and establishing transparency over the supply chain, rolling out the procedure to identified business units and identifying and prioritizing improvement opportunities. This process will be determined, implemented and, we believe, continually improved, over time.

Whirlpool Conflict Minerals Report

Publicly Report on Our Supply Chain Due Diligence

We received survey and due diligence responses from the majority of our surveyed suppliers. This process has provided us with a deeper understanding of our supply base and the source of 3TG minerals that our suppliers purchase. However, overall, we have insufficient information for the 2013 calendar year regarding whether our products — laundry appliances, refrigerators and freezers, cooking appliances, dishwashers, mixers and other portable household products, and hermetic compressors for refrigeration systems — contain 3TG minerals that directly or indirectly financed or benefited armed groups in the DRC Zone. A copy of this Report can be found at http://www.whirlpoolcorp.com/responsibility/supplier_code_of_conduct.aspx.

Section III: Measures to Improve Due Diligence and Mitigate Risk

To mitigate the risk that funds for 3TG minerals will benefit armed groups and to identify the origin of those minerals, Whirlpool continues to perform its supply chain due diligence measures for suppliers of commodities, parts or components deemed to have high likelihood of containing 3TG minerals, and began to perform its supply chain due diligence measures for suppliers of commodities, parts or components deemed to have medium or low likelihood of containing 3TG minerals. In addition, we continue to implement the relevant conflict minerals provisions in our revised Supplier Code of Conduct, and continue our efforts to institutionalize the conflict minerals compliance program by developing a standard operating procedure and establishing transparency over the supply chain, rolling out the procedure to identified business units and identifying and prioritizing improvement opportunities.

Forward-Looking Statements

This document includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including (but not limited to) statements about expected future supplier diligence efforts, development of company processes supporting those efforts and our expectations regarding those company processes. Many of the forward-looking statements contained in this document may be identified by the use of words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimate” and “potential,” among others. These forward-looking statements are based on our expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These risks and uncertainties are difficult to predict accurately and may be beyond our control, and may include (but are not limited to) regulatory changes and judicial developments relating to conflict minerals disclosure, changes in or developments related to our products or our supply chain, and industry developments relating to supply chain diligence, disclosure and other practices. Other risks and uncertainties relevant to our forward-looking statements are discussed in greater detail in our reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date made, and we disclaim any obligation to update or revise these statements as a result of new developments or otherwise.